ITEX Corporation Announces First Ever Cash Dividend

BELLEVUE, Wash., May 12 /PRNewswire-FirstCall/ -- ITEX Corporation (OTC Bulletin Board: ITEX), The Membership Trading Community(SM), a leading marketplace for cashless business transactions in North America, announced today that its Board of Directors has approved the initiation of a cash dividend to its shareholders.

The quarterly cash dividend of 2.5 cents per share will be paid on June 30, 2010, to shareholders of record at the close of business on June 15, 2010.  Thereafter, the Company plans to pay regular quarterly dividends of 2.5 cents per share, or 10 cents per share annually.  Future dividends will be subject to Board approval after its review of the Company's financial performance.

"We anticipate continued profitability with strong operational cash flow to increase our healthy cash position," said Steven White, Chairman and CEO.  "We will continue to use our resources to grow our business, enhance our technology infrastructure and to attract small businesses into our trading community, while also returning cash to our shareholders. We believe a dividend enhances shareholder value, provides better visibility for our company in the financial community, and attracts shareholders that seek dividends as part of their investment strategy."

About ITEX
ITEX, The Membership Trading Community(SM), is a thriving network of participating member businesses.  Members increase sales through an exclusive distribution channel managed by franchisees, licensees and corporate-owned locations, by utilizing ITEX dollars to exchange goods and services.  ITEX is powered by ITEX Payment Systems, the leading payment technology platform for processing cashless business transactions.  ITEX is headquartered in Bellevue, WA.  For more information, please visit ITEX's website at www.itex.com.  We routinely post important information on the investor relations portion of our website.

This press release contains forward-looking statements that involve risks and uncertainties concerning our expected performance (as described without limitation in the quotations from current management in this release) and comments within the safe harbor provisions established under The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from the results predicted and reported results should not be considered as an indication of our future performance. We believe that these potential risks and uncertainties include, without limitation:  the continuing development of successful marketing strategies for our concepts; our ability to increase revenues and sustain profitability; the availability of adequate working capital; our dependence both on key personnel and our franchise network; and the effect of changes in the overall economy and in technology. Statements in this release should be evaluated in light of these factors.  These risk factors and other important factors that could affect our business and financial results are discussed in our periodic reports and filings with the Securities and Exchange Commission, including our Forms 10-K and Forms 10-Q, which are available at www.sec.gov. All information set forth in this release is as of May 12, 2010, and ITEX undertakes no duty to update this information.

For more information, please visit www.itex.com

CONTACT:  Alan Zimmelman of ITEX Corporation, +1-425-463-4017, alan@itex.com